Exhibit 4.2

DESCRIPTION OF SECURITIES

Following is a brief description of the common stock, par value $.001 per share (“Common Stock”), of Smith & Wesson Brands, Inc. (“we,” “us,” and “our”), which is the only security of our company registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended. This description is not complete and is subject to and qualified in its entirety by reference to our Second Amended and Restated Articles of Incorporation (“Articles of Incorporation”) and our Amended and Restated Bylaws (“Bylaws”), each as amended from time to time.

Authorized Shares

Our Articles of Incorporation authorize us to issue 100,000,000 shares of Common Stock, par value $.001 per share, and 20,000,000 shares of preferred stock, par value $.001 per share (“Preferred Stock”).  As of April 30, 2021, no shares of Preferred Stock were issued or outstanding. The outstanding shares of our Common Stock are fully paid and nonassessable.

Voting Rights

Each stockholder entitled to vote at any meeting of stockholders will be entitled to one vote for each share of stock standing in such stockholder’s name on the records of our company. Directors will be elected by a majority of the votes cast with respect to the nominee for election to the Board of Directors; provided, however, that directors will be elected by a plurality of the votes cast where a stockholder or stockholders has or have (i) nominated one or more individuals for election to the Board of Directors in compliance with Section 7 of the Bylaws such that the number of nominees for election to the Board of Directors exceeds the number of open seats and (ii) not withdrawn such nomination or nominations on or prior to the tenth day preceding the date we first email our notice of meeting to the stockholders. All other elections and questions presented to the stockholders will, unless otherwise provided by the Articles of Incorporation, the Bylaws, the rules or regulations of any stock exchange applicable to us, or applicable law or pursuant to any regulation applicable to us or our securities, be decided by the affirmative vote of the holders of a majority of the votes cast.

Dividends

Subject to Nevada law, dividends may be declared and paid out of any funds available therefor, as the Board of Directors may determine.

Preemptive Rights

The holders of our Common Stock do not have preemptive rights to purchase or subscribe for any of our capital stock or other securities.

Redemption

The shares of our Common Stock are not subject to redemption by operation of a sinking fund or otherwise.

Liquidation Rights

In the event of any liquidation, dissolution, or winding up of our company, subject to the rights, if any, of the holders of other classes of our capital stock, the holders of shares of our Common Stock are entitled to receive any of our assets available for distribution to our stockholders ratably in proportion to the number of shares held by them.

Listing

Our Common Stock is listed on the Nasdaq Global Select Market under the symbol “SWBI.”

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Issuer Direct Corporation.